EXHIBIT 99.1

News Release

ACCO BRANDS NAMES BORIS ELISMAN PRESIDENT AND CHIEF OPERATING OFFICER

LINCOLNSHIRE, ILLINOIS, December 9, 2010 – ACCO Brands Corporation (NYSE: ABD), a world leader in select categories of branded office products, today announced that Boris Elisman has been named president and chief operating officer, with full responsibility for the sales, marketing, and operations of all of the company’s businesses and products worldwide, effective immediately.  In his new role, Elisman will continue to report to Chairman and Chief Executive Officer Robert J. Keller.  Elisman will also continue to serve in his current role as president of ACCO Brands Americas until the company names a successor.

“Under Boris’ leadership of ACCO Brands Americas, we have significantly improved customer relationships and operational metrics,” said Keller.  “Our success in the Americas has been a key driver of the company’s enhanced financial performance.  Boris previously headed the Kensington business for three years, and during his tenure there he consistently grew Kensington’s top- and bottom-line results.  His track record of success, coupled with his deep understanding of both the office products and computer products segments, will serve us well as he takes on his new global responsibilities.”

Prior to being appointed executive vice president and president of ACCO Brands Americas in October, 2008, Elisman was president of the company’s Global Office Products Group, as well as president of the Computer Products Group (Kensington) since joining ACCO Brands in 2004.  Previously, he held increasingly responsible vice president and general manager positions in marketing and sales for the Hewlett-Packard Company from 2001 to 2004.  His undergraduate and graduate degrees are from Brown University, and he holds a Master’s Degree in Business Administration from Stanford University Graduate School of Business.

About ACCO Brands

ACCO Brands Corporation is a world leader in select categories of branded office products. Its industry-leading brands include Day-Timer®, Swingline®, Kensington®, Quartet®, GBC®, Rexel, NOBO, and Wilson Jones®, among others.

For further information

Rich Nelson
Media Relations
(847) 484-3030

Jennifer Rice
Investor Relations
(847) 484-3020